Exhibit 2.3

EXECUTION COPY

SEPARATION AND DISTRIBUTION AGREEMENT

among

APP PHARMACEUTICALS, INC.

(f/k/a GENERICO HOLDINGS, INC.)

APP PHARMACEUTICALS, LLC

ABRAXIS BIOSCIENCE, LLC

and

NEW ABRAXIS, INC. (to be renamed

ABRAXIS BIOSCIENCE, INC.)

Dated as of November 13, 2007

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SCHEDULES

Schedule 3.01(c)(ix)(x)	Alpha Grand Island and Ruby Street Machinery and Equipment

Schedule 3.01(c)(ix)(y)	Generico Cornell Machinery and Equipment

Schedule 3.01(c)(xi)	Product Applications

Schedule 3.01(c)(xii)	Product Approvals

Schedule 3.01(c)(xvi)	Contributed Real Property

Schedule 3.01(c)(xvii)	Contributed Real Property Leases

Schedule 3.01(d)(i)	Alpha Assets

Schedule 3.01(e)(ii)	Generico Liabilities

Schedule 3.01(e)(iii)	Generico Litigation Liabilities

Schedule 3.01(f)(iii)	Generico Transaction Liabilities

Schedule 3.01(m)(viii)	Cruz Devila Property Schedule

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This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of November 13th, 2007, is among APP Pharmaceuticals, Inc., a Delaware corporation formerly known as Generico Holdings, Inc. (“Gholdco”), APP Pharmaceuticals, LLC, a Delaware limited liability company (“Generico”) (Gholdco and Generico, together, the “Generico Parties”), Abraxis BioScience, LLC, a Delaware limited liability company (“New Alpha, LLC”), and New Abraxis, Inc., a Delaware corporation (to be renamed Abraxis BioScience, Inc.) (“New Alpha”) (New Alpha, LLC and New Alpha, together, the “Alpha Parties”).

R E C I T A L S:

WHEREAS, on the date hereof, pursuant to an Agreement and Plan of Merger, dated as of that date (the “Holding Company Merger Agreement”), Abraxis BioScience, Inc., a Delaware corporation (“Alpha”) will merge (the “Alpha Merger”) with and into New Alpha, LLC, and pursuant to the Alpha Merger, each issued and outstanding share of common stock, $0.001 par value per share, of Alpha (other than shares held by Alpha in treasury) will be converted into one share of common stock, par value $0.001 per share, of Gholdco (the “Gholdco Common Stock”), with New Alpha, LLC being the surviving entity in the Alpha Merger and all of its membership interests being held by Gholdco;

WHEREAS, the following transactions will occur effective as of the date hereof after the consummation of the Alpha Merger and prior to the Distribution Time (as defined below);

(a) the contribution by New Alpha, LLC and the Alpha Subsidiaries to Generico of all of the Generico Assets (as defined below), and the assumption by Generico of all of the Generico Liabilities (as defined below), upon and subject to the terms and conditions set forth in this Agreement (collectively, the “Generico Contribution”);

(b) immediately after the Generico Contribution, the distribution by New Alpha, LLC of all of the outstanding membership interests of Generico to Gholdco (the “Generico Distribution”);

(c) immediately after the Generico Distribution, the contribution (the “Alpha Contribution”) by Gholdco of all of the membership interests of New Alpha, LLC to New Alpha;

(d) simultaneously with the Alpha Contribution, the incurrence by Generico of an aggregate of $1 billion (the amount borrowed, “Borrowing Amount”) of Debt Financing (as defined below);

(e) immediately after the consummation of the Debt Financing, the distribution by Generico to Gholdco of an amount of cash up to the Borrowing Amount (the “Generico Cash Distribution”) immediately followed by the contribution by Gholdco to New Alpha of cash in an aggregate amount of $975,722,781.93 (the “Cash Contribution”), a portion of which will be used to repay all outstanding amounts under the Existing Credit Agreement;

WHEREAS, immediately after the Cash Contribution, Gholdco will distribute (the “Share Distribution”) all of the issued and outstanding shares of common stock of New Alpha (“New Alpha Common Stock”) on a pro rata basis to the holders of record of Gholdco Common Stock upon the terms and subject to the conditions set forth in this Agreement (the transactions described above in the two prior WHEREAS clauses, together with the Share Distribution and the other transactions contemplated hereby, the “Transactions”);

WHEREAS, for United States federal income tax purposes, it was intended that the Alpha Merger qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), in which each of Alpha, New Alpha, LLC, Gholdco and their respective Affiliates recognize no income or gain, and it is intended that the Alpha Contribution, the Cash Contribution and the Share Distribution shall each have Tax-Free Status (as defined below); and

WHEREAS, Alpha received a private letter ruling from the Internal Revenue Service to the effect (a) that the Alpha Merger qualifies as a reorganization under Section 368(a)(1)(F) of the Code in which each of Alpha, New Alpha, LLC, Gholdco and their respective Affiliates recognize no income or gain, and (b) that (i) the Alpha Contribution, the Cash Contribution and the Share Distribution qualify as a tax-free reorganization described in Section 368(a)(1)(D) of the Code and (ii) subject to the requirements under Section 355 of the Code on which the Internal Revenue Service will not rule as provided in Revenue Procedure 2003-48, 2003-2 C.B. 86, that the Share Distribution is a transaction that will qualify for nonrecognition treatment under Sections 355(a) and 361(c) of the Code, in which (A) each of Gholdco, New Alpha, LLC, New Alpha, and their respective Affiliates recognize no income or gain, and (B) no income or gain is recognized by (and no amount is included in the income of) the holders of Gholdco common stock upon the receipt of shares of common stock of New Alpha pursuant to the Share Distribution (the “Private Letter Ruling”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accounts Payable” means all accounts payable, and all Liabilities thereunder (but excluding any item constituting Indebtedness).

“Accounts Receivable” means accounts, loans and notes receivable and all proceeds thereof and rights to payment thereto.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that for purposes of the Transaction Agreements, following the Distribution Time, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alpha” has the meaning set forth in the recitals to this Agreement.

“Alpha Assets” has the meaning set forth in Section 3.01(d).

“Alpha Business” means (i) the business and operations of the Abraxis Oncology and Abraxis Research divisions of New Alpha, LLC which develop, manufacture and market proprietary pharmaceutical products, including Abraxane® and the other Alpha Products, and currently comprise the ABI reporting segment of Alpha, (ii) all other businesses of Alpha and its Subsidiaries not otherwise included in the Generico Business, and (iii) the provision of the Alpha Shared Services.

“Alpha Contribution” has the meaning set forth in the recitals to this Agreement.

“Alpha Financial Instruments” means all Indebtedness (other than the Generico Financial Instruments and the performance bonds and letters of credit set forth in Schedule 3.01(e)(ii)) under which any member of the Alpha Group or the Generico Group has any primary, secondary, contingent, joint, several or other Liability as of the Distribution Time.

“Alpha Group” means New Alpha, New Alpha, LLC and the Alpha Subsidiaries.

“Alpha Indemnified Parties” means each member of the Alpha Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Alpha IP” has the meaning set forth in Section 3.01(d)(x).

“Alpha Liabilities” means (a) all Liabilities of any member of the Alpha Group under, or for which any member of the Alpha Group is expressly made responsible pursuant to, any Transaction Agreement to which it is or becomes a party, including the breach by any member of the Alpha Group of any agreement or covenant contained therein, subject to the terms, conditions and limitations in such Transaction Agreement; (b) all Liabilities of any member of the Alpha Group or the Generico Group to the extent based upon, arising out of or resulting from the Alpha Business, regardless of whether such Liability existed prior to, at or after the Distribution Time; (c) all Liabilities of any member of the Alpha Group or the Generico Group with respect to Indebtedness, but excluding the Indebtedness incurred pursuant to the Debt Financing; and (d) all Excluded Liabilities.

“Alpha Merger” has the meaning set forth in the recitals to this Agreement.

“Alpha Parties” has the meaning set forth in the preamble to this Agreement.

“Alpha Products” means all of the existing and pending products and products under development by or on behalf of New Alpha, LLC or any of their Subsidiaries and all related products within the same product family, other than the Generico Products.

“Alpha Sell-off Period” has the meaning set forth in Section 5.02(d).

“Alpha Shared Services” means those services or facilities that the Alpha Group will provide or lease to the Generico Group pursuant to the Transaction Agreements.

“Alpha Subsidiaries” means each direct and indirect Subsidiary of New Alpha, LLC and/or New Alpha other than members of the Generico Group.

“Alpha Trademarks” has the meaning set forth in Section 5.02(c).

“Applicable Law” means all applicable laws, statutes, ordinances, orders, decrees, rules, regulations, policies or guidelines promulgated, or judgments, decisions, orders or arbitration awards entered, by any Governmental Entity.

“Assets” means any and all assets, properties and rights, whether tangible or intangible, real, personal or mixed, fixed, contingent or otherwise, and wherever located, including Accounts Receivable; Cash; Data and Records; rights under Contracts; Inventories; Machinery and Equipment; Governmental Authorizations; Intellectual Property; Product Application Information; Product Applications; Product Approval Information; Product Approvals; Promotional Materials; Real Property; rights under Real Property Leases; Securities; bank and brokerage accounts; credits, prepayments and prepaid expenses; claims and causes of action; goodwill and going concern value; and other intangible assets.

“Bensenville Facility” means the distribution and warehousing facility located at 600 Supreme Drive, Bensenville, Illinois, 60160.

“Board of Directors” means the board of directors or similar governing body of any specified Person.

“Borrowing Amount” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Cash” means cash, cash equivalents, funds, certificates of deposit and similar instruments on hand and in all accounts of the applicable Person with any financial institution (it being understood that Cash shall not include (i) deposits with customers or landlords or other similar prepayment or security arrangements and (ii) checks that have been issued by New Alpha or New Alpha, LLC (including Alpha, its predecessor) or any of their Subsidiaries to third parties but not yet cashed but shall include checks that have been received by New Alpha, New Alpha, LLC (including Alpha, its predecessor) or any of their Subsidiaries from a third-party but not yet cleared).

“Cash Contribution” has the meaning set forth in the recitals to this Agreement.

“Claim Notice” has the meaning set forth in Section 4.04.

“Claims Administration” means the processing of claims made under Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” has the meaning set forth in Section 5.01(b).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor legislation.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Contracts” means any material loan or credit agreement, note, instrument, mortgage, bond, indenture real estate or other lease or sublease, benefit plan, license, sublicense, memorandum of understanding, sales order, purchase order, open bid or other contract, agreement or obligation, in each case, including all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Contributed Contracts” has the meaning set forth in Section 3.01(c)(iv).

“Contributed IP” has the meaning set forth in Section 3.01(c)(vi).

“Contributed Licenses” has the meaning set forth in Section 3.01(c)(viii).

“Contributed Machinery and Equipment” has the meaning set forth in Section 3.01(c)(ix).

“Contributed Real Property” has the meaning set forth in Section 3.01(c)(xvi).

“Contributed Real Property Leases” has the meaning set forth in Section 3.01(c)(xvii).

“Conveyance and Assumption Instrument” has the meaning set forth in Section 3.01(h).

“Cornell Facility” means Alpha’s research and development and warehouse facility located at 2045 N. Cornell Avenue, Melrose Park, Illinois 60160.

“Credit Agreement” means the Credit Agreement, dated as of November 13, 2007, by and among Generico, Abraxis Bioscience Manufacturing LLC, Gholdco, and Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Wachovia Capital Markets, LLC, and the other banks party thereto.

“Cruce Davila Property” means the real property located in the Commonwealth of Puerto Rico and acquired by Abraxis BioScience Manufacturing, LLC pursuant to that certain Purchase and Sale Agreement, dated April 24, 2006, between Abraxis BioScience Manufacturing, Inc. and Pfizer.

“Data and Records” means all financial, accounting, corporate, operating and other data and records, customer and vendor lists, cost and pricing information, all books, records, files and documents relating to customers and vendors, customer complaints, product recalls, customer and vendor claims or litigation, sales orders, credit information, payroll and personnel matters and other similar books, records, files and documents, in each case, in whichever form or medium, including electronic media.

“Debt Financing” means the financing on the terms of the Credit Agreement and the other Contracts entered into by members of the Generico Group in connection with the Credit Agreement.

“Distribution Agent” the Person selected by Alpha to act as distribution agent in connection with the Transactions.

“Distribution Agent Agreement” has the meaning set forth in Section 3.03.

“Distribution Date” means the date hereof.

“Distribution Shares” means the aggregate number of shares of New Alpha Common Stock constituting the Share Distribution.

“Distribution Time” means the time on the Distribution Date at which the Share Distribution is effective.

“Employee Matters Agreement” means the Employee Matters Agreement, to be dated as of the date hereof, by and among New Alpha, LLC, New Alpha, Generico and Gholdco, as it may be amended from time to time.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any environmental law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” has the meaning set forth in Section 3.01(f).

“Existing Credit Agreement” means the Credit Agreement, dated as of April 18, 2006, by and among Alpha, the various lenders from time to time party thereto, First Third Bank, as Agent and L/C Issuer, Wachovia Bank, National Association, as Documentation Agent, and Harris Nesbitt Inc.

“Facility Lease Agreements” means the (a) Lease, to be dated as of the date hereof, between New Alpha, LLC and Generico providing for the lease of the manufacturing facility located at 2020 Ruby Street, Melrose Park, Illinois by New Alpha, LLC to Generico, (b) the Lease, to be dated as of the date hereof, between New Alpha, LLC and Generico providing for the lease of a portion of the manufacturing facility located at 3159 Staley Road, Grand Island, New York by Generico to New Alpha, LLC, (c) the Lease, to be dated as of the date hereof, between New Alpha, LLC and Generico providing for the lease of a portion of the research and development facility located at 2045 N. Cornell Avenue, Melrose Park, Illinois from New Alpha, LLC to Generico and (d) the Lease, to be dated as of the date hereof, between New Alpha, LLC and Generico providing for the lease of a portion of the warehouse facility located at 2045 N. Cornell Avenue, Melrose Park, Illinois from New Alpha, LLC to Generico, in each case as amended from time to time.

“FDA” means the United States Food and Drug Administration.

“Generico” has the meaning set forth in the preamble to this Agreement.

“Generico Assets” has the meaning set forth in Section 3.01(c).

“Generico Business” means the Abraxis Pharmaceutical Products business consisting of the development, manufacture, sale and marketing of the Generico Products and any other generic pharmaceutical products comprising the APP reporting segment of Alpha, including the provision of the Generico Shared Services.

“Generico Cash Distribution” has the meaning set forth in the recitals to this Agreement.

“Generico Contribution” has the meaning set forth in the recitals to this Agreement.

“Generico Distribution” has the meaning set forth in the recitals to this Agreement.

“Generico Financial Instruments” means the Credit Agreement and the other Contracts entered into by members of the Generico Group in connection with the Credit Agreement.

“Generico Group” means Gholdco, Generico and each Generico Subsidiary and, after the Distribution Time, each other direct and indirect Subsidiary of Gholdco or Generico.

“Generico Indemnified Parties” means each member of the Generico Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Generico Liabilities” has the meaning set forth in Section 3.01(e).

“Generico Parties” has the meaning set forth in the preamble to this Agreement.

“Generico Products” means all of the existing and pending products and products under development identified on Schedule 3.01(c)(xi) and 3.01(c)(xii) and all related products within the same product family, including any variations of such products in formulation, dosage, delivery system, or the like (but, for the avoidance of doubt, in no event will the Generico Products include any product incorporating “nab” technology).

“Generico Sell-off Period” has the meaning set forth in Section 5.02(c).

“Generico Shared Services” means those services or facilities that the Generico Group will provide or lease to the Alpha Group pursuant to the Transaction Agreements.

“Generico Subsidiary” means each of the following Persons: Abraxis BioScience, Inc. (formerly Pharmaceutical Partners of Canada, Inc.), a Canadian corporation, and Abraxis BioScience Manufacturing, LLC, a Puerto Rican limited liability company.

“Generico Trademarks” has the meaning set forth in Section 5.02(d).

“Gholdco” has the meaning set forth in the preamble to this Agreement.

“Gholdco Common Stock” has the meaning set forth in the recitals to this Agreement.

“Gholdco Record Date” means 5:00 p.m. ET on the date hereof.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals under the Applicable Laws of any Governmental Entity.

“Governmental Entity” means any supranational, national, federal, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency, board, commission or other authority thereof, any arbitral tribunal, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Grand Island Facilities” means the manufacturing facility located at 3159 Staley Road, Grand Island, New York and the warehouse and administrative facilities located at 300 Lang Boulevard, Grand Island, New York.

“Group” means the Generico Group or the Alpha Group, as applicable.

“Indebtedness” means, without duplication, (i) Liabilities for borrowed money from third parties, (ii) Liabilities under any note, bond or other debt security or instrument, (iii) Liabilities under capitalized leases, (iv) Liabilities in respect of letters of credit, surety bonds or similar instruments, (v) Liabilities arising out of interest rate protection, swap, collar or other similar hedging Contracts or arrangements, (vi) Liabilities for the deferred purchase price of property or services (other than Accounts Payable), (vii) Liabilities of the type referred to above for which a Person is responsible or liable, as obligor, guarantor, surety or otherwise and (viii) in each case, with any accrued and unpaid interest thereon, and any penalties, fees, expenses and premiums incurred in connection therewith.

“Indemnifiable Losses” means any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, Liens, costs and expenses, in each case, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from Third Party Claims (including the costs and expenses of any and all Proceedings; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; reasonable out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses reasonably incurred in investigating, preparing for or defending against any such Proceedings or in asserting, preserving or enforcing an Indemnified Party’s rights hereunder; and any losses that may result from the granting of injunctive relief as a result of any such Proceedings).

“Indemnified Party” has the meaning set forth in Section 4.04.

“Indemnitor” has the meaning set forth in Section 4.04.

“Information” means all records, books, contracts, instruments, computer data and other data and information (in each case, in whichever form or medium, including electronic media).

“Information Statement” means the information statement sent to Alpha’s stockholders in connection with the Share Distribution, and any amendments or supplements thereto.

“Injunction” means any temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction.

“Intellectual Property” means each of the following in any jurisdiction throughout the world, (a) Patents, patent applications and patent and invention disclosures, together with all issuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof, and any other U.S. or foreign patent rights entitled to the same priority claim (in whole or in part) as any of the foregoing, (b) trademarks, service marks, trade names, trade dress, logos, Internet names, hypertext markup language files and related graphic and text files associated with websites, business and product names and slogans and all registrations to and applications for registration of any of the foregoing; (c) copyrights and all applications, registrations, and renewals in connection with the foregoing; (d) Trade Secrets; and (e) computer software (including but not limited to source code, executable code, data, databases, and documentation).

“Inventories” means inventories, including raw materials, work-in process, materials, components, finished goods, parts, accessories and supplies, and any claims or benefits in, to, or under any express or implied warranties from suppliers of goods or services relating thereto.

“Liabilities” means any and all claims, debts, liabilities, guarantees, commitments and obligations of whatever nature, in each case, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising and regardless of when or by whom asserted (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto, including all costs and expenses relating thereto.

“Licenses” means licenses, sublicenses, agreements, or permissions related to Intellectual Property.

“Liens” means any obligation or the loss of a benefit under, or the creation of any material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

“Machinery and Equipment” means machinery, equipment, tooling, vehicles (including automobiles and trucks), furniture and fixtures (other than Real Property fixtures), leasehold improvements, repair parts, change parts, tools, plants, laboratory and office equipment and supplies, computer hardware and software.

“Manufacturing Agreement” means the Manufacturing Agreement, to be dated as of the date hereof, to be entered into between New Alpha and APP Pharmaceuticals, LLC, as it may be amended from time to time.

“Melrose Park Facility” means the manufacturing facility located at 2020 Ruby Street, Melrose Park, Illinois, 60160.

“Nasdaq” means the Nasdaq Global Market of The Nasdaq Stock Market, Inc.

“New Alpha” has the meaning set forth in the preamble to this Agreement.

“New Alpha Common Stock” has the meaning set forth in the recitals to this Agreement.

“New Alpha, LLC” has the meaning set forth in the preamble to this Agreement.

“Occurrence Basis Policies” has the meaning set forth in Section 5.01(b).

“Patents” means patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof.

“Person” means an individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

“Pfizer” means Pfizer Pharmaceuticals, LLC.

“Pfizer Lease” means the lease agreement, dated February 14, 2007, between Abraxis BioScience Manufacturing, LLC and Pfizer.

“Policies” means all insurance policies, insurance contracts and claim administration contracts of any kind of any member of the Alpha Group and their predecessors which were or are in effect at any time at or prior to the Distribution Time (other than insurance policies, insurance contracts and claim administration contracts established in contemplation of the Share Distribution to cover only the members of the Generico Group after the Distribution Time), including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies, together with all rights, benefits and privileges thereunder.

“Private Letter Ruling” has the meaning set forth in the recitals to this Agreement.

“Privileged Information” means, with respect to either Group, Information regarding a member of such Group, or any of its operations, employees, assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be reasonably protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privilege or that a Group is required to keep confidential pursuant to the terms of a Contract with a third Person.

“Proceeding” means any suit, litigation, action, arbitration, proceeding, claim, charge, investigation or other proceeding.

“Product Application Information” means copies of the Product Applications, together with copies of correspondence with the FDA or other applicable Governmental Entity and any other existing files and dossiers, in each case relating to the Product Applications and/or to the underlying data or Information used to support such application.

“Product Applications” means each new drug application, abbreviated new drug application or investigational new drug application or other application or other filings seeking to allow for the manufacturing, distribution, sale, marketing or investigation of a pharmaceutical product (or similar applications or filings in jurisdictions outside the United States) that has been filed with, or submitted to, the FDA (or similar Governmental Entity outside the United States), in each case as amended, and has not been approved or authorized by the FDA (or similar Governmental Entity outside the United States).

“Product Approval Information” means copies of the Product Approvals, together with copies of correspondence regarding the applicable pharmaceutical product with the applicable Governmental Entity, current approved packaging and any other existing files and dossiers, in each case relating to the Product Approvals and/or to the underlying data or Information used to support, maintain or obtain manufacturing, distribution or marketing authorization of the applicable product.

“Product Approvals” means all approvals, registrations or authorizations of the FDA or other similar Governmental Entities outside the United States for the manufacturing, distribution, sale, marketing or investigation of pharmaceutical products.

“Product Liability” means all Liabilities arising out of any Third Party Claim relating to product liability, product defect, product warranty (express or implied), negligence, strict liability, failure to warn or any Third Party Claim seeking damages or other remedy as a result of the manufacturing, packaging, labeling, sale, marketing or distribution of products and all Liabilities relating to or arising out of any Third Party Claim relating to the return or recall of products.

“Promotional Materials” means the advertising, promotional, educational and media materials and sales training materials (including distribution and sales promotion Information, market research studies and toll-free telephone numbers).

“PSS” means Dr. Patrick Soon-Shiong.

“PSS Entity” means any of PSS, any members of his immediate family, any trust for the benefit of PSS and/or members of his immediate family and any other entity in which PSS or any members of his immediate family separately or collectively hold (directly or indirectly) a majority of the outstanding equity interests or of which they constitute a majority of the trustees or over which they otherwise exercise control. For purposes of the definition of PSS Entities, PSS’s immediate family shall be deemed to consist of his Family Members (as defined in Rule 4200(a)(14) of the Nasdaq’s Marketplace Rules as in effect as of the date of this Agreement).

“Real Property” means real property (including buildings, structures, real property fixtures and improvements situated thereon) and all easements and rights of way, covenants and appurtenances pertaining to accrue to the benefit of such real property).

“Real Property Leases” means any Contract for the occupancy or use of Real Property.

“reasonable best efforts” means commercially reasonable best efforts, but shall not include any alteration of business activities in any material respect, any payment of consideration, or any making of financial accommodation.

“Registration Statement” means the registration statement on Form 10 initially filed by New Alpha with the SEC on August 9, 2007, as amended or supplemented.

“Related Party Agreements” means any Contract between any member of the Alpha Group or any PSS Entity, or any equityholder, director, or officer thereof, on the one hand, and any member of the Generico Group, on the other hand, other than the Transaction Agreements and the Holding Company Merger Agreement, and any Contract expressly contemplated thereby to be entered into by any member of the Generico Group, on the one hand, and any member of the Alpha Group, on the other hand.

“Representative” means, with respect to any Person, its officers, directors, employees, consultants, agents, advisors and other representatives.

“Schaumburg Facility” means the administrative offices located at 1501 E. Woodfield Road, Suites 300E, 300S, 310S and 210E, Schaumburg, Illinois 60173.

“SEC” means the Securities and Exchange Commission.

“Securities” means all short-term and long-term investments, bankers acceptances, shares of stock and other equity securities, notes, bonds, debentures, evidence of indebtedness, certificate of interest or participation in any limited liability company or partnership, collateral-trust certificates, puts, calls, straddles, options, investment contracts, voting trust and certificates and other securities of any kind.

“Share Distribution” has the meaning set forth in the recitals to this Agreement.

“Shared Policies” means all Policies that include any member of the Generico Group and/or any or all of the Generico Business within the definition of the named insured or the scope of coverage.

“Subsidiary” means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or other body performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” and “Taxes” (and, with correlative meaning, “Taxes” and “Taxable”) means any tax, including (i) any federal, state, municipal, county, local, foreign or other Governmental Entity net income, gross income, receipts, windfall profit, severance, real, personal, tangible, escheatable, unclaimed or abandoned property, goods and services, value added, estimated, capital stock, production, sales, use, license, excise, franchise, employment, unemployment, social security, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, customs, duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity, including any fines, penalties or interest arising under ERISA; and (ii) any liability for payments of a type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group, or under a tax sharing, tax allocation, tax indemnity or other agreement, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Allocation Agreement” means the Tax Allocation Agreement, to be dated as of the date hereof, by and among New Alpha, LLC, New Alpha, Generico and Gholdco in connection with the Share Distribution, as it may be amended from time to time.

“Tax-Free Status” means the qualification of (i) the Alpha Contribution, the Cash Contribution and the Share Distribution as a tax-free reorganization described in Section 368(a)(1)(D) of the Code and (ii) the Share Distribution as a transaction qualifying for nonrecognition treatment under Sections 355(a) and 361(c) of the Code, in which (A) each of Gholdco, New Alpha, LLC, New Alpha, and their respective Affiliates recognize no income or gain, and (B) no income or gain is recognized by (and no amount is included in the income of) the holders of Gholdco Common Stock upon the receipt of shares of common stock of New Alpha pursuant to the Share Distribution.

“Third Party Claim” has the meaning set forth in Section 4.06(a).

“Trade Secrets” means trade secrets and confidential technical information, including ideas, research and development, know-how, formulas, technology, compositions, analytical methodologies, manufacturing and production equipment and processes, techniques and all copies and tangible embodiments of the foregoing.

“Transaction Agreements” means collectively, this Agreement, the Employee Matters Agreement, the Tax Allocation Agreement, the Transition Services Agreement, the Manufacturing Agreement, Facility Lease Agreements, the Warehouse Services Agreement and the other agreements, if any, entered into or to be entered into in connection with the Transactions.

“Transaction Payables” means all expenses to be paid by the Generico Parties and the Alpha Parties pursuant to Section 8.05 and Section 3.01(j)(vi) of this Agreement.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, by and between New Alpha, LLC and Generico, as it may be amended from time to time.

“Warehouse Services Agreement” means the Warehouse Services Agreement, to be dated as of the date hereof, between New Alpha, LLC and Generico, as it may be amended from time to time.

ARTICLE II.

PRE-DISTRIBUTION TRANSACTIONS

Section 2.01. Transactions.

The transactions set forth in this Section 2.01 shall take place on the date hereof after the Alpha Merger and prior to the Distribution Time in the order set forth below:

(a) Generico Contribution. Upon the terms and subject to the conditions set forth in this Agreement, pursuant to ARTICLE II, New Alpha, LLC is, and is causing the Alpha Subsidiaries to, contribute, assign, transfer, convey and deliver to Generico all of New Alpha, LLC’s and the Alpha Subsidiaries’ rights, title and interest in and to all of the Generico Assets, and Generico is accepting, assuming and agreeing faithfully to perform, discharge and fulfill, all of the Generico Liabilities.

(b) The Generico Distribution. Upon the terms and subject to the conditions set forth in this Agreement, immediately following the effectiveness of the Generico Contribution, New Alpha, LLC will distribute all of the outstanding membership interests in Generico to Gholdco. Following the Generico Distribution, all of the outstanding membership interests in Generico will be wholly-owned by Gholdco.

(c) The Alpha Contribution. Upon the terms and subject to the conditions set forth in this Agreement, immediately following the Generico Distribution, Gholdco shall contribute all of the membership interests in New Alpha, LLC to New Alpha. Following the Alpha Contribution, all of the outstanding membership interests in New Alpha, LLC will be wholly-owned by New Alpha.

(d) The Debt Financing. Simultaneously with the Alpha Contribution, Generico shall consummate, and borrow the Borrowing Amount pursuant to, the Debt Financing.

(e) Generico Cash Distribution; Cash Contribution. Immediately after the consummation of the Debt Financing, Generico shall make the Generico Cash Distribution to Gholdco by wire transfer of immediately available funds to an account designated by Gholdco and immediately thereafter Gholdco shall make the Cash Contribution to New Alpha by wire transfer of immediately available funds to an account designated by New Alpha. New Alpha shall immediately contribute to New Alpha, LLC sufficient funds to repay in full the Existing Credit Agreement.

Section 2.02. Effect on Capital Stock.

The Generico Parties and the Alpha Parties shall take all action necessary to cause, immediately prior to the Distribution Time, (a) the number of authorized shares of New Alpha Common Stock to equal or exceed the number of shares of Gholdco Common Stock issued (including treasury shares held by Gholdco) as of the Gholdco Record Date and (b) the number of shares of New Alpha Common Stock outstanding to be increased to equal 25 percent of the number of shares of Gholdco Common Stock issued (including treasury shares held by Gholdco) as of the Gholdco Record Date.

Section 2.03. Documents to Be Delivered By New Alpha and Generico.

Unless otherwise provided herein, at or prior to the Distribution Time, New Alpha will execute and deliver (and, where applicable, cause a member of the Alpha Group to execute and deliver) to Gholdco (and/or to the appropriate member of the Generico Group), and Gholdco will execute and deliver (and, where applicable, cause a member of the Generico Group to execute and deliver) to New Alpha (and/or to the appropriate member of the Alpha Group), all of the Transaction Agreements.

Section 2.04. Financial Instruments.

(a) The Alpha Parties will use their reasonable best efforts to take or cause to be taken all actions, and enter into (or cause their Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to cause, as of the Distribution Time, (i) the removal of members of the Generico Group from all Alpha Financial Instruments and (ii) the members of the Generico Group to be fully and unconditionally released from all Liabilities in respect of the Alpha Financial Instruments. It is understood and agreed that all Liabilities in respect of the Alpha Financial Instruments are Alpha Liabilities and the Alpha Parties shall indemnify the members of the Generico Group from any Liabilities suffered thereby arising out of, resulting from or relating to the Alpha Financial Instruments. Without limiting the foregoing, after the Distribution Time, the Alpha Parties will not, and will not permit any member of the Alpha Group to, renew, extend, modify, amend or supplement any Alpha Financial Instrument in any manner that would increase, extend or give rise to any Liability of a member of the Generico Group under such Alpha Financial Instrument.

(b) The Generico Parties will use their reasonable best efforts to take or cause to be taken all actions, and enter into (or cause their Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to cause, as of the Distribution Time, (i) the removal of members of the Alpha Group from all Generico Financial Instruments and (ii) the members of the Alpha Group to be fully and unconditionally released from all Liabilities in respect of the Generico Financial Instruments. It is understood and agreed that all Liabilities in respect of the Generico Financial Instruments are Generico Liabilities and the Generico Parties shall indemnify the members of the Alpha Group from any Liabilities suffered thereby arising out of, resulting from or relating to the Generico Financial Instruments. Without limiting the foregoing, after the Distribution Time, the Generico Parties will not, and will not permit any member of the Generico Group to, renew, extend, modify, amend or supplement any Generico Financial Instrument in any manner that would increase, extend or give rise to any Liability of a member of the Alpha Group under such Generico Financial Instrument.

(c) The parties’ obligations under this Section 2.04 will continue to be applicable to all Alpha Financial Instruments and Generico Financial Instruments identified at any time by the Generico Parties or the Alpha Parties, whether before, at or after the Distribution Time.

Section 2.05. Related Party Agreements; Intercompany Accounts.

(a) Effective immediately prior to the Distribution Time, all Related Party Agreements shall automatically terminate.

(b) Effective immediately prior to the Distribution Time, all intercompany receivables, payables and loans (other than any amounts owed under the other Transaction Agreements and the Holding Company Merger Agreement) between the members of the Generico Group, on the one hand, and the members of the Alpha Group, on the other hand, shall automatically be cancelled. All Transaction Payables shall be paid as provided in this Agreement.

Section 2.06. Other Transaction Agreements.

Subject to the terms and conditions of this Agreement, at or prior to the Distribution Time, each of the Generico Parties and the Alpha Parties shall execute and deliver the Transaction Agreements not previously executed and delivered.

ARTICLE III.

THE GENERICO CONTRIBUTION; THE SHARE DISTRIBUTION

Section 3.01. Transfer of Generico Assets and Alpha Assets and Assumption of Generico Liabilities and Alpha Liabilities.

(a) (i) On the terms and subject to the conditions set forth in this Agreement, as of the date hereof and, with effect immediately after the Alpha Merger and prior to the Generico Distribution, New Alpha, LLC hereby contributes, assigns, transfers, conveys and delivers, and shall cause the Alpha Subsidiaries to contribute, assign, transfer, convey and deliver to Generico, all of New Alpha, LLC’s and the Alpha Subsidiaries’ rights, title and interest in and to all of the Generico Assets free and clear of all Liens for borrowed money, and Generico hereby accepts from New Alpha, LLC and its Subsidiaries all of New Alpha, LLC’s and its Subsidiaries’ respective rights, title and interest in and to all Generico Assets.

(ii) On the terms and subject to the conditions set forth in this Agreement, with effect as of the date hereof the Generico Parties shall, and shall cause the Generico Subsidiaries to contribute, assign, transfer, convey and deliver to New Alpha, LLC (or one or more Subsidiaries of New Alpha, LLC as it may designate) all of the Generico Parties’ and the Generico Subsidiaries’ rights, title and interest in and to any of the Alpha Assets in which they have any right, title or interest, free and clear of all Liens for borrowed money.

(b) (i) On the terms and subject to the conditions set forth in this Agreement and with effect concurrently with the contribution, assignment, transfer, conveyance and delivery pursuant to Section 3.01(a), Generico hereby accepts, assumes and agrees faithfully to perform, discharge and fulfill all the Generico Liabilities in accordance with their respective terms. Generico shall be responsible for all Generico Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, or misrepresentation by any member of the Alpha Group or the Generico Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(ii) On the terms and subject to the conditions set forth in this Agreement, New Alpha, LLC and its Subsidiaries shall retain and faithfully perform, discharge and fulfill all the Alpha Liabilities in accordance with their respective terms. New Alpha, LLC shall be responsible for all Alpha Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, or misrepresentation by any member of the Alpha Group or the Generico Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(c) For purposes of this Agreement, “Generico Assets” shall mean the following (without duplication):

(i) the shares of capital stock and other equity interests in any Generico Subsidiary;

(ii) all Accounts Receivable of New Alpha, LLC or its Subsidiaries that arose from the sale of Generico Products or the conduct of the Generico Business;

(iii) all bank and brokerage accounts that are solely in the name of one or more members of the Generico Group or that are in the name of a member of the Alpha Group and were used by Alpha prior to the date hereof in the conduct of Alpha’s business;

(iv) all of the rights of New Alpha, LLC or its Subsidiaries under Contracts (other than Real Property Leases and Licenses) that are (x) with customers and suppliers relating to the Generico Products or (y) primarily used in, primarily related to, or primarily useful in the conduct of the Generico Business (collectively, the “Contributed Contracts”); provided, however, Contributed Contracts shall not include any Related Party Agreements;

(v) all Data and Records of New Alpha, LLC or its Subsidiaries primarily used in, primarily related to, or primarily useful in the conduct of the Generico Business; provided, however, that, notwithstanding anything herein to the contrary, New Alpha, LLC may retain an archival copy of any Data and Records to the extent necessary for tax, accounting, litigation or other similar business purpose;

(vi) all (x) Patents, invention disclosures or other registered Intellectual Property owned by New Alpha, LLC or its Subsidiaries that are embedded or inherent in any of the Generico Products or otherwise primarily used and primarily related to, or primarily useful in the conduct of the Generico Business and (y) other Intellectual Property that is primarily used in, primarily related to, or primarily useful in the conduct of the Generico Business (collectively, the “Contributed IP”);

(vii) all Inventories of New Alpha, LLC or its Subsidiaries of Generico Products (including Components (as defined in the Manufacturing Agreement) and excluding (x) Chemical Ingredients and (y) Materials (in each case as defined in the Manufacturing Agreement)) or that are used primarily in, primarily related to, or primarily useful in the conduct of the Generico Business;

(viii) all rights of New Alpha, LLC or its Subsidiaries under Licenses granting the right to use Intellectual Property embedded or inherent in any of the Generico Products, or that is primarily used, primarily held for use, or primarily useful, in the conduct of the Generico Business (the “Contributed Licenses”);

(ix) all Machinery and Equipment of New Alpha, LLC or its Subsidiaries (w) located at the Cruce Davila Property (other than such Machinery and Equipment which the lessor is entitled to receive under Article XIV of the Pfizer Lease and Machinery and Equipment to which New Alpha, LLC is entitled under Schedule 3.01(m)(vii)), the Bensenville Facility, and the Schaumburg Facility, (x) located at the Grand Island Facilities and Melrose Park Facilities (other than as set forth on Schedule 3.01(c)(ix)(x)), (y) located at the Cornell Facility and set forth on Schedule 3.01(c)(ix)(y) or (z) primarily used in, primarily related to, or primarily useful in, the conduct of the Generico Business (collectively, the “Contributed Machinery and Equipment”);

(x) all Promotional Materials of New Alpha, LLC or its Subsidiaries that are primarily used in, primarily related to, or primarily useful in, the conduct of the Generico Business;

(xi) the Product Applications for any Generico Products, including those listed on Schedule 3.01(c)(xi), and the related Product Application Information;

(xii) the Product Approvals for any Generico Products, including those listed on Schedule 3.01(c)(xii), and any Product Approvals obtained after the date of this Agreement as a result of the Product Applications referred to in Section 3.01(c)(xi), and the related Product Approval Information;

(xiii) all other Governmental Authorizations of New Alpha, LLC or its Subsidiaries (x) that relate to the facilities that constitute Contributed Real Property, (y) that relate to the Contributed Machinery and Equipment or (z) that are primarily used in, primarily related to, or primarily useful in, the conduct of the Generico Business;

(xiv) all credits, prepayments and prepaid expenses of New Alpha, LLC or its Subsidiaries to the extent relating to the Generico Products or that are primarily used in, primarily related to, or primarily useful in the conduct of the Generico Business;

(xv) all claims, and causes of action of New Alpha LLC or its Subsidiaries against third parties to the extent relating to the Generico Products, the Contributed Contracts, the Contributed IP, the Contributed Licenses, the Contributed Real Property Leases and other Generico Assets, or that are primarily used in, primarily related to, or primarily useful in the conduct of the Generico Business (excluding claims under Shared Policies which are the subject of ARTICLE V);

(xvi) the Real Property listed on Schedule 3.01(c)(xvi), including all tangible Assets located thereon (other than tangible assets located within those areas of such Real Property subleased to members of the Alpha Group) (the “Contributed Real Property”);

(xvii) the rights of New Alpha, LLC or its Subsidiaries under the Real Property Leases listed on Schedule 3.01(c)(xvii) (the “Contributed Real Property Leases”), including all tangible Assets located on the Real Property leased pursuant thereto;

(xviii) all goodwill arising out of going concern value of the Generico Business;

(xix) all Assets of New Alpha, LLC or its Subsidiaries to the extent specifically assigned to any member of the Generico Group pursuant to this Agreement or any other Transaction Agreement;

(xx) all Cash of the members of the Alpha Group and the Generico Group in excess of the Cash Contribution Amount;

(xxi) other Assets of New Alpha, LLC or its Subsidiaries primarily used in, primarily related to, or primarily useful to the conduct of the Generico Business.

(d) For the purposes of this Agreement, “Alpha Assets” shall mean (without duplication):

(i) the Assets listed or described on Schedule 3.01(d)(i);

(ii) any Product Applications or Product Approvals for any Alpha Product, including Abraxane® and the Pipeline Products (as defined in the Manufacturing Agreement) and the related Product Approval Information;

(iii) a portion of the Cash of the members of the Alpha Group (or the Generico Group as of the date hereof) equal to the Cash Contribution Amount;

(iv) all Securities held by the members of the Alpha Group or the Generico Group as of the date hereof (other than as set forth in Section 3.01(c)(i));

(v) all Real Property or rights under Real Property Leases of the members of the Alpha Group (or the Generico Group as of the date hereof) (other than as expressly provided in Section 3.01(c)(xvi) and Section 3.01(c)(xvii));

(vi) all Accounts Receivable of New Alpha, LLC or its Subsidiaries that arose from the sale of Alpha Products or the conduct of the Alpha Business;

(vii) all bank and brokerage accounts that are solely in the name of one or more members of the Alpha Group and not used by Alpha in the conduct of its business prior to the date hereof;

(viii) all of the rights of New Alpha, LLC or its Subsidiaries under Contracts (other than Real Property Leases and Licenses) that are (x) with customers and suppliers relating to the Alpha Products or (y) primarily used in, primarily related to, or primarily useful in the conduct of the Alpha Business;

(ix) all Data and Records of New Alpha, LLC or its Subsidiaries that are primarily used in, primarily related to, or primarily useful in the conduct of the Alpha Business; provided, however, that, notwithstanding anything herein to the contrary, Generico may obtain an archival copy of any Data and Records to the extent necessary for tax, accounting, litigation, or other similar business purposes;

(x) all (x) Patents, invention disclosures or other registered Intellectual Property owned by New Alpha, LLC or its Subsidiaries that is embedded or inherent in any of the Alpha Products or otherwise related to the conduct of the Alpha Business and (y) other Intellectual Property that is primarily used in, primarily related to, or primarily useful in the conduct of the Alpha Business (the “Alpha IP”). For the avoidance of doubt, all “nab” Intellectual Property shall remain the exclusive property of New Alpha, LLC;

(xi) all Inventories of New Alpha, LLC or its Subsidiaries of Alpha Products (including (x) Chemical Ingredients and (y) Materials (each as defined in the Manufacturing Agreement) and excluding Components (as defined in the Manufacturing Agreement)) or that are used primarily in, primarily related to, or primarily useful in the conduct of the Alpha Business;

(xii) all rights of New Alpha, LLC or its Subsidiaries under Licenses granting the right to use Intellectual Property embedded or inherent in any of the Alpha Products or that is primarily used, primarily held for use, or primarily useful, in the conduct of the Alpha Business (the “Alpha Licenses”);

(xiii) all Machinery and Equipment of New Alpha, LLC or its Subsidiaries that are primarily used in, primarily related to, or primarily useful in the Alpha Business (other than the Contributed Machinery and Equipment);

(xiv) all Promotional Materials of New Alpha, LLC or its Subsidiaries that are primarily used in, primarily related to, or primarily useful in, the conduct of the Alpha Business;

(xv) all other Governmental Authorizations of New Alpha, LLC or its Subsidiaries that relate to (x) the facilities that do not constitute Contributed Real Property, (y) the Machinery and Equipment that is not Contributed Machinery and Equipment or (z) that are primarily used in, primarily related to, or primarily useful in, the conduct of the Alpha Business;

(xvi) all credits, prepayments and prepaid expenses of New Alpha, LLC or its Subsidiaries to the extent relating to the Alpha Products or that are primarily used in, primarily related to, or primarily useful in the conduct of the conduct of the Alpha Business;

(xvii) all claims and causes of action of New Alpha, LLC or its Subsidiaries against third parties to the extent relating to the Alpha Products, the Alpha IP, the Alpha Licenses or the Alpha Assets or that are primarily used in, primarily related to, or primarily useful in the conduct of the Alpha Business (excluding claims under Shared Policies which are the subject of ARTICLE V);

(xviii) all goodwill arising out of going concern value of the Alpha Business;

(xix) all Assets of New Alpha, LLC or its Subsidiaries to the extent specifically assigned to any member of the Alpha Group pursuant to this Agreement or any other Transaction Agreement; and

(xx) other Assets of New Alpha, LLC and its Subsidiaries primarily used in, primarily related to, or primarily useful in the conduct of the Alpha Business.

(e) For purposes of this Agreement, “Generico Liabilities” shall mean only the following (and, in each instance below, not including any Liabilities which are Excluded Liabilities):

(i) all Liabilities of any member of the Generico Group under, and all Liabilities for which any member of the Generico Group is expressly made responsible pursuant to, any Transaction Agreement to which it is or becomes a party, including the breach by any member of the Generico Group of any agreement or covenant contained therein, and subject to the terms, conditions and limitations in such agreements;

(ii) all Liabilities listed on Schedule 3.01(e)(ii);

(iii) all Liabilities arising out of or relating to (A) any Proceedings that are set forth on Schedule 3.01(e)(iii), or (B) any Proceedings to the extent arising out of, related to, or resulting from the Generico Business commenced after the date hereof;

(iv) all Liabilities, including Environmental Liabilities, of any member of the Alpha Group or the Generico Group, arising prior to the Distribution Time, to the extent primarily based upon, primarily arising out of or primarily resulting from:

(A) the conduct of the Generico Business (including Accounts Payable that arise from the conduct of the Generico Business);

(B) any Generico Assets;

(C) the Contributed Contracts, the Contributed Licenses, and the Contributed Real Property Leases;

(D) any Product Liability claims of third parties relating to any Generico Product; or

(E) rebates claimed or accrued by or under any rebate programs relating to the Generico Business and all charges and discounts relating to group purchasing organizations, buying groups, pharmaceutical benefit management organizations, managed care organizations and rebate programs, including wholesaler and chain pharmacy discounts, and indigent patient programs and patient discount programs relating to the Generico Business.

(f) Notwithstanding the generality of Section 3.01(a), the Generico Liabilities shall not include any Liabilities of any member of the Generico Group or the Alpha Group to the extent not set forth in Section 3.01(e) or that are expressly set forth in this Section 3.01(f). The Liabilities not set forth in Section 3.01(e) or that are expressly set forth in this Section 3.01(f) are the “Excluded Liabilities”. For the purposes of this Agreement, Excluded Liabilities shall include:

(i) all Liabilities arising out of or related to (A) the Alpha Assets or to current or former Assets of any member of the Alpha Group (or any of their respective predecessors), (B) former Assets of the Generico Group (or any of their respective predecessors) which are not related to the Generico Business and (C) the operation of the Alpha Business, including Liabilities under Contracts other than Contributed Contracts and Environmental Liabilities to the extent based upon, arising out of or resulting from operations or environmental conditions at, upon or emanating from any property or facility other than the Contributed Real Property or the Contributed Real Property Leases;

(ii) all Liabilities of any member of the Alpha Group under, and all Liabilities for which a member of the Alpha Group is expressly made responsible pursuant to any Transaction Agreement to which it is or becomes party, including Liabilities related to any breach by the Alpha Group (or prior to the Distribution Time, the Generico Group) of Sections 3.03, 3.04, 3.05 and 3.06 of this Agreement;

(iii) all Liabilities of any brokers, finders, investment bankers, or other similar Persons incurred by any member of the Alpha Group or the Generico Group in connection with the Transactions not described on Schedule 3.01(f)(iii);

(iv) all Liabilities for Taxes, except to the extent set forth in the Tax Allocation Agreement;

(v) all Liabilities arising out of or resulting from, (A) claims by stockholders of Alpha (before the Alpha Merger) or Gholdco, including derivative actions, arising out of or resulting from any act or omission taken on or prior to the Distribution Date, (B) any claims naming any officer or director of New Alpha, New Alpha, LLC (including Alpha, its predecessor) or any of their Subsidiaries or any member of the Generico Group relating to acts or omissions, or alleged acts or omissions, of such officer or director (other than to the extent set forth in the Employee Matters Agreement) taken on or prior to the Distribution Date, (C) acts or omissions or alleged acts or omission on the part of the Board of Directors (or similar governing body) of New Alpha, Alpha, New Alpha, LLC, Gholdco or Generico in connection with the approval of the Transaction Agreements and the consummation of the Transactions, or (D) fraud;

(vi) all Liabilities relating to current or former employees, except to the extent set forth in the Employee Matters Agreement; and

(vii) all Liabilities arising out of or relating to any pending Proceedings against any of the PSS Entities or any of their respective equityholders, officers or directors (for the avoidance of doubt, including PSS), or against any member of the Alpha Group or the Generico Group other than as set forth in Section 3.01(e)(iii).

(g) For purposes of this Agreement, an Asset shall be deemed to be used “primarily used”, “primarily related”, and “primarily useful” in the conduct of the Generico Business, or Alpha Business, as applicable, if its use by the Generico Business or Alpha Business, as applicable, relative to other uses of its Assets by the Alpha Business or the Generico Business, as applicable, is its primary use and has been consistent with Alpha and its Subsidiaries’ past practices. In the event any particular Asset may be construed to be both a Generico Asset based on a general categorical description (e.g., by reference to what is “primarily used, primarily related to, or primarily useful in”, or the like) set forth in Section 3.01(c) and an Alpha Asset based upon a specific description (e.g., by it being listed on a schedule, or by a specific reference to such Asset, the products to which it relates, the real property where it is located, or the like) set forth in Section 3.01(d), then such Asset shall be considered a Alpha Asset. Likewise, in the event any particular Asset may be construed to be both an Alpha Asset based on a general categorical description (e.g., by reference to what is “primarily used, primarily related to, or primarily useful in”, or the like) set forth in Section 3.01(d) and a Generico Asset based upon a specific description (e.g., by it being listed on a schedule, or by a specific reference to such Asset, the products to which it relates, the real property where it is located, or the like) set forth in Section 3.01(c), then such Asset shall be considered a Generico Asset. In the event that any dispute arises as to whether an Asset is a Generico Asset or an Alpha Asset, the Generico Parties and the Alpha Parties shall negotiate in good faith after the date hereof to determine whether such Asset should be a Generico Asset or an Alpha Asset. In the event that the parties cannot resolve such dispute despite such good faith negotiations, then each party shall be entitled to any remedy available in law or in equity.

(h) Transfer and Assumption Documents. In furtherance of the distribution, assignment, transfer and conveyance of Generico Assets and the acceptance and assumption of Generico Liabilities as provided for in this Section 3.01, New Alpha, LLC and Generico shall execute and deliver, and New Alpha, LLC shall cause the Alpha Subsidiaries to, and Generico shall cause the Generico Subsidiaries to, execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance, assignment and assumption (“Conveyance and Assumption Instruments”) as and to the extent necessary to evidence the transfer, conveyance and assignment of all of New Alpha, LLC’s and the Alpha Subsidiaries’ rights, title and interest in and to the Generico Assets to Generico, and the acceptance and assumption by Generico of the Generico Liabilities, in each case with effect as of the date hereof, subject to Section 3.01(i) and Section 3.01(j).

(i) Novation of Generico Liabilities. The Alpha Parties and the Generico Parties, at the request of the other, shall use their reasonable best efforts to obtain, or to cause to be obtained, any Consent, substitution, amendment or Governmental Authorization required to novate or assign all Generico Liabilities, including any Alpha Group guarantees of Generico Liabilities, or to obtain in writing the unconditional release of all members of the Alpha Group from the Generico Liabilities, so that, in any such case, the members of the Generico Group will be solely responsible for the Generico Liabilities from and after the date hereof. Until the Alpha Parties and the Generico Parties are able to obtain, or to cause to be obtained, any such Consent, approval, release, substitution or amendment, the applicable member of the Alpha Group shall continue to be subject to the applicable Generico Liability and, unless not permitted by Applicable Law or the terms thereof, Generico shall, as agent or subcontractor for the applicable member of the Alpha Group and, where appropriate in the name thereof, as the case may be, pay, perform and discharge fully such Generico Liability. The Generico Parties shall jointly and severally indemnify each of the Alpha Indemnified Parties and hold each of them harmless against any Generico Liabilities arising in connection therewith. New Alpha, LLC shall, without further consideration, pay and remit, or cause to be paid or remitted to Generico promptly all money, rights and other consideration received by it or any member of its Group in respect of such performance or discharge (unless any such consideration is an Alpha Asset). If and when any such Consent, approval, release, substitution or amendment shall be obtained or such Generico Liability shall otherwise become assignable or able to be novated, New Alpha, LLC shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of its Group to Generico without payment of further consideration and Generico shall assume such Generico Liability.

(j) Transfer of Generico Assets.

(i) To the extent that the contribution, assignment, transfer, conveyance or delivery to Generico of a Generico Asset as contemplated in this Section 3.01 or Section 5.03 requires the obtaining of any Consent, substitution, amendment or Governmental Authorization, the Generico Parties and the Alpha Parties shall use their reasonable best efforts to obtain any such Consent, substitution, amendment or Governmental Authorization.

(ii) If and to the extent that the contribution, assignment, transfer, conveyance or delivery to Generico of any Generico Assets would constitute a violation of any Applicable Law or require any Consent, substitution, amendment or Governmental Authorization, then, notwithstanding anything to the contrary in any of the Transaction Agreements, unless the parties shall otherwise mutually agree, the contribution, assignment, transfer, conveyance or delivery to the Generico Group of such Generico Assets shall be automatically deemed deferred and any such purported contribution, assignment, transfer, conveyance or delivery shall be null and void until such time as all legal impediments are removed and/or such Consent, substitution, amendment or Governmental Authorization has been obtained. Notwithstanding the foregoing, any such Asset shall be deemed a Generico Asset for purposes of determining whether any Liability is a Generico Liability.

(iii) If and when the Consent, substitution, amendment or Governmental Authorization, the absence of which caused the deferral of the contribution, assignment, transfer, conveyance or delivery of any Generico Asset pursuant to Section 3.01(j)(ii), is obtained, the contribution, assignment, transfer, conveyance or delivery of the applicable Generico Asset shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Agreement.

(iv) The member of the Alpha Group retaining any Generico Asset due to the deferral of the transfer of such Generico Asset shall not be obligated, in connection with the foregoing, to expend any money unless Generico provides written confirmation of an obligation for prompt reimbursement therefor, along with reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees. Prior to any transfer thereof, the applicable member of the Alpha Group shall, at Generico’s expense, operate and maintain such Generico Asset in the ordinary course of business consistent with past practice until such transfer is effective.

(v) Each of the parties hereto agrees that until any such Generico Asset is contributed, transferred, conveyed or delivered to Generico, the Alpha Parties, and Generico Parties shall cooperate (at the expense of the Generico Parties) so that Generico or a Generico Subsidiary designated by Generico shall obtain the economic claims, rights, and benefits under such asset as if such asset were contributed, transferred, conveyed, or delivered as of the date hereof. The Alpha Parties shall promptly pay over to Generico when received all monies and other benefits or rights arising with respect to such assets.

(vi) All costs and expenses associated with the contribution, assignment, transfer, conveyance or delivery of any Asset pursuant to this Agreement, including, without limitation, those associated with transfer taxes, obtaining consents, transportation, and relocation, shall be borne equally by Generico and New Alpha, LLC.

(vii) It is the intention of the parties to this Agreement that the transfer, assignment, conveyance or delivery of any Asset by an Alpha Party to a Generico Party pursuant to this Section 3.01(j) or Section 5.03 shall be treated as relating back to the Generico Contribution as an adjustment to the Assets contributed to Generico in the Generico Contribution and as owned by New Alpha, LLC immediately prior to the Generico Contribution. The parties to this Agreement shall not take any position inconsistent with such intention before any Tax authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to any of the parties to this Agreement causes any such transfer, assignment, conveyance or delivery not to be so treated.

(k) [Intentionally Deleted]

(l) No Representations and Warranties.

The Generico Parties understand and agree that, except as expressly set forth herein (including Section 4.03), the Alpha Parties are not, in this Agreement, in any Transaction Agreement or any Conveyancing and Assumption Instrument or in any other agreement or document contemplated by any of the Transaction Agreements representing or warranting to in any way (a) as to the value or freedom from encumbrance of, or any other matter concerning, any Generico Assets or (b) as to the legal sufficiency to convey title to any Generico Assets of the execution, delivery and filing of the instruments relating to the conveyance of title thereto, it being agreed and understood that all the Generico Assets are being transferred “as is, where is” and that the Generico Parties shall bear the economic and legal risk that any conveyances of such Assets shall prove to be insufficient or that the Generico Parties’ title to any such Assets shall be other than good and marketable and free from encumbrances. Similarly, the Generico Parties understand and agree that the Alpha Parties are not, in this Agreement, any Transaction Agreement or in any other agreement or document contemplated by any Transaction Agreement, including any Conveyancing and Assumption Instrument, representing or warranting in any way that the obtaining of the Consents or approvals, the execution and delivery of instruments and documents and the making of the filings and applications contemplated by this Agreement or any other Transaction Agreement shall satisfy the provisions of all applicable agreements or the requirements of all Applicable Laws or judgments, it being agreed and understood that the Generico Parties and the Alpha Parties shall bear the economic and legal risk that any necessary Consents or approvals are not obtained or that any requirements of Applicable Law are not complied with as set forth in Section 3.01(j).

(m) Transfer of Assets from Generico Parties.

(i) To the extent the transfer, assignment, conveyance or delivery of any Asset to the Alpha Parties as contemplated in this Section 3.01 or Section 5.03 requires the obtaining of any Consent, substitution, amendment or Governmental Authorization, the Generico Parties and the Alpha Parties shall use their reasonable best efforts (at the expense of the Alpha Parties) to obtain any such Consent, substitution, amendment or Governmental Authorization.

(ii) If and to the extent the transfer, assignment, conveyance or delivery of such Alpha Asset to the Alpha Parties would constitute a violation of any Applicable Law or require any Consent, substitution, amendment or Governmental Authorization, then, notwithstanding anything to the contrary in any of the Transaction Agreements, unless the parties shall otherwise mutually agree, the transfer, assignment, conveyance or delivery of such Asset to the Alpha Parties shall be automatically deemed deferred and any such transfer, assignment, conveyance or delivery shall be null and void until such time as all legal impediments are removed and/or such Consent, substitution, amendment or Governmental Authorization has been obtained. Notwithstanding the foregoing, any such Asset shall not be deemed a Generico Asset for purposes of determining whether any Liability is a Generico Liability.

(iii) If and when the Consent, substitution, amendment or Governmental Authorization, the absence of which caused the deferral of the transfer, assignment, conveyance or delivery of any such Asset pursuant to this Section 3.01 is obtained, the transfer, assignment, conveyance or delivery of such Asset shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Agreement.

(iv) The member of the Generico Group retaining any Alpha Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless New Alpha, LLC provides written confirmation of an obligation for prompt reimbursement therefor, along with reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees. Prior to any transfer thereof, the applicable member of the Generico Group shall, at New Alpha, LLC’s expense, operate and maintain such Asset in the ordinary course of business consistent with past practice until such transfer is effective.

(v) Each of the parties hereto agrees that until any such Asset is transferred, assigned, conveyed or delivered to New Alpha, LLC, the Alpha Parties and Generico Parties shall cooperate (at the expense of the Alpha Parties) so that New Alpha or a Alpha Subsidiary designated by New Alpha shall obtain the economic claims, rights, and benefits under such asset as if such asset were transferred, conveyed, or delivered as of the date hereof. The Generico Parties shall promptly pay over to New Alpha, LLC when received all monies and other benefits or rights arising with respect to such Asset.

(vi) It is the intention of the parties to this Agreement that the transfer, assignment, conveyance or delivery of any Asset by a Generico Party to an Alpha Party pursuant to this Section 3.01(m) or Section 5.03 shall be treated as relating back to the Generico Contribution and the Alpha Contribution as an adjustment to the Assets contributed to Generico in the Generico Contribution and as owned by New Alpha, LLC immediately prior to the Alpha Contribution. The parties to this Agreement shall not take any position inconsistent with such intention before any Tax authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to any of the parties to this Agreement causes any such transfer, assignment, conveyance or delivery not to be so treated.

(vii) The parties agree that the Cruce Davila Property shall be subdivided and a portion thereof conveyed to a subsidiary of Alpha in accordance with Schedule 3.01(m)(vii) as promptly as practicable after the Share Distribution.

Section 3.02. [Intentionally Omitted.]

Section 3.03. The Distribution Agent.

Prior to the Distribution Time and subject to the terms and conditions of this Agreement, Gholdco shall enter into an agreement with the Distribution Agent providing for, among other things, the transactions described in this ARTICLE III (the “Distribution Agent Agreement”).

Section 3.04. [Intentionally Omitted.]

Section 3.05. Delivery of Distribution Shares.

Subject to the terms and conditions of this Agreement, at or prior to the Distribution Time, Gholdco shall deliver to the Distribution Agent for the benefit of each record holder of Gholdco Common Stock on the Gholdco Record Date (or, if applicable, any transferee of such holder that purchased such holder’s shares in the “regular way” market), the Distribution Shares (which shall represent all of the outstanding shares of New Alpha Common Stock). Gholdco shall cause the transfer agent for the shares of New Alpha Common Stock to instruct the Distribution Agent to hold in trust the appropriate number of such shares of New Alpha Common Stock for each holder of record of Gholdco Common Stock as of the Gholdco Record Date (or, if applicable, any transferee of such holder that purchased such holder’s shares in the “regular way” market).

Section 3.06. Registration Statement; Information Statement; Other Filings.

(a) New Alpha shall file such amendments and supplements to the Registration Statement as may be necessary in order to cause the Registration Statement to remain effective as required by Applicable Law, including filing such amendments and supplements to the Registration Statement as may be required by the SEC or other Applicable Laws.

(b) The parties shall also cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Share Distribution or other transactions contemplated by this Agreement and the other Transaction Agreements, including the Employee Matters Agreement. The parties shall prepare and, to the extent required under Applicable Law, file with the SEC any such documentation that the parties determine are necessary or desirable to effectuate the Share Distribution, and the parties shall each use its reasonable commercial efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c) The parties shall take all such actions as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Applicable Laws under any foreign jurisdiction) in connection with the Share Distribution.

Section 3.07. The Share Distribution.

Subject to the terms and conditions of this Agreement, Gholdco shall instruct the Distribution Agent to effect the Share Distribution pursuant to the Distribution Agent Agreement to each holder of record of Gholdco Common Stock on the Gholdco Record Date (or, if applicable, any transferee of such holder that purchased such holder’s shares in the “regular way” market).

Section 3.08. Actions In Connection with the Share Distribution.

The parties shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.10 to be satisfied and to effect the Share Distribution and the other Transactions contemplated by this Agreement, or any portion thereof, on the terms, in the manner and on the Distribution Date.

Section 3.09. Sole Discretion.

Alpha or Gholdco may at any time and from time to time, in its sole discretion, until the completion of the Share Distribution decide to abandon the Share Distribution or modify or change the terms of the Share Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Share Distribution.

Section 3.10. Conditions to the Generico Contribution and the Share Distribution.

The following are the conditions of the parties to consummate the Generico Contribution and the Share Distribution. Each of these conditions may be waived by the Board of Directors of Gholdco. The conditions are for the sole benefit of Gholdco and shall not give rise to or create any duty on the part of Gholdco or its Board of Directors to waive or not waive any such condition:

(a) No Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no Injunction shall be in effect, having the effect of making the Generico Contribution or the Share Distribution or any material provision of this Agreement illegal or otherwise prohibiting consummation of the Generico Contribution or the Share Distribution or the performance of any material provision of this Agreement.

(b) The Registration Statement shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and the Information Statement shall have been mailed to the Gholdco stockholders.

(c) The New Alpha Common Stock to be delivered in the Share Distribution and the Gholdco Commom Stock to be delivered in the Alpha Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(d) The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable Applicable Laws under any foreign jurisdictions) shall have been taken and, where applicable, have become effective or been accepted.

(e) The Private Letter Ruling shall remain in full force and effect and shall not have been modified or amended in any respect adversely affecting the Tax consequences set forth therein.

(f) New Alpha shall have received a reasoned opinion letter from Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), dated the Distribution Date, such opinion letter to be in form and substance satisfactory to New Alpha (in its sole discretion), to the effect that the Share Distribution (i) should be treated as satisfying the business purpose requirement described in Treasury Regulation Section 1.355-2(b)(1) and (ii) should not be treated as being used principally as a device for the distribution of earnings and profits of the distributing corporation or the controlled corporation or both under Section 355(a)(1)(B) of the Code (the “Tax Opinion”). In rendering the Tax Opinion, Fried Frank may rely on such documents, information and materials as it deems necessary or appropriate, including, without limitation, (x) as to matters of fact upon (1) the representations contained in this Agreement, (2) representations from New Alpha, Gholdco, the PSS Entities and other parties as Fried Frank may reasonably request for purposes of rendering the Tax Opinion and (3) the facts presented and representations made in connection with obtaining the Private Letter Ruling and (y) as to legal matters, upon the rulings issued by the Internal Revenue Service in the Private Letter Ruling.

(g) Each of the Transaction Agreements required to be executed and delivered on or prior to the Distribution Time shall have been duly executed and delivered by the parties thereto and shall be in full force and effect.

(h) Generico shall have consummated the Debt Financing and have paid the Generico Cash Distribution to Gholdco.

(i) The Cash Contribution shall have been paid, on or prior to the Distribution Date, by Gholdco to New Alpha.

(j) A valuation or appraisal firm of national reputation shall have delivered an opinion to the Board of Directors of Gholdco and Alpha and the Board of Managers or managing member of Generico in form and substance satisfactory to them with respect to solvency of (and related matters regarding the solvency of) and such opinion shall not have been withdrawn, modified or rescinded.

(k) The Board of Directors (or similar governing body) of Alpha, New Alpha, LLC and Gholdco shall have approved the Generico Contribution and the Share Distribution and shall not have determined that any events or developments shall have occurred that make it inadvisable to effect the Generico Contribution and/or the Share Distribution.

ARTICLE IV.

MUTUAL RELEASE; INDEMNIFICATION

Section 4.01. Mutual Release.

(a) Effective as of the Distribution Time and except as provided in Section 4.01(b) or as otherwise expressly provided in the Transaction Agreements, each of the Generico Parties, on behalf of themselves and each of the other members of the Generico Group, on the one hand, and the Alpha Parties, on behalf of themselves and each of the other members of the Alpha Group, on the other hand, hereby releases and forever discharges the members of the other Group and their respective directors, officers and employees (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which arise out of, result from or relate to events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing at or prior to the Distribution Time.

(b) Nothing in Section 4.01(a) shall in any way affect or impair the rights of any Person under this Agreement, any other Transaction Agreement or any Contract between any member of the Generico Group, on the one hand, and any member of the Alpha Group, on the other hand, that does not terminate as of, or prior to, the Distribution Date (including the right to enforce such agreement). In addition, nothing in Section 4.01(a) shall release or discharge any Person from:

(i) Any Liabilities or obligations under or resulting from any Contract between any member of the Generico Group, on the one hand, and any member of the Alpha Group, on the other hand, that does not terminate as of, or prior to, the Distribution Date;

(ii) any Liability or obligation, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of a Group under, this Agreement, any other Transaction Agreement or the Merger Agreement; or

(iii) any Liability the release of which would result in the release of any Person other than a member of the Generico Group or the Alpha Group or their respective directors, officers and employees, or their respective heirs, executors, administrators, successors and assigns; provided, however, that the parties agree not to, and to cause the other members of their Group not to, bring suit against any member of the other Group or any of their respective directors, officers and employees, or their respective heirs, executors, administrators, successors and assigns, with respect to any such Liability or otherwise take any action to enforce such Liability.

(c) The Alpha Parties agree, for themselves and as agents for each other member of the Alpha Group, not to make any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against either of the Generico Parties or any other member of the Generico Group or any of their respective directors, officers and employees, with respect to any Liabilities released pursuant to this Section 4.01. The Generico Parties agree, for themselves and as agents for each other member of the Generico Group, not to make any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against either of the Alpha Parties or any other member of the Alpha Group or any of their respective directors, officers and employees, with respect to any Liabilities released pursuant to this Section 4.01.

(d) At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.01; provided that such member is a member of the applicable Group at the time of such request.

(e) Each of the Generico Parties on behalf of itself and the other members of the Generico Group hereby releases and forever discharges each member of any Board of Directors of any member of the Generico Group (in each case, in their respective capacities as such) of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which arise out of or result from the declaration by any such Board of Directors of any of the distributions included in the Transactions.

Section 4.02. Indemnification by the Generico Parties.

Subject to the provisions of this ARTICLE IV, from and after the Distribution Time, the Generico Parties shall, and shall cause each member of the Generico Group to, indemnify, defend and hold harmless the Alpha Indemnified Parties from and against, and pay or reimburse, as the case may be, the Alpha Indemnified Parties for, all Indemnifiable Losses, as incurred, suffered by any Alpha Indemnified Party based upon, arising out of or resulting from the following:

(a) the Generico Liabilities (including the failure by Gholdco or any other member of the Generico Group to pay, perform or otherwise discharge the Generico Liabilities in accordance with their terms and including Third Party Claims to the extent that, if the allegations contained therein were proven true, would be Generico Liabilities), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Distribution Time;

(b) the enforcement by the Alpha Indemnified Parties of their rights to be indemnified, defended and held harmless under this Section 4.02; or

(c) the use by any member of the Generico Group of any Alpha Trademarks.

Section 4.03. Indemnification by the Alpha Parties.

Subject to the provisions of this ARTICLE IV, from and after the Distribution Time, the Alpha Parties shall, and shall cause each member of the Alpha Group to, indemnify, defend and hold harmless the Generico Indemnified Parties from and against, and pay or reimburse, as the case may be, the Generico Indemnified Parties for all Indemnifiable Losses, as incurred, suffered by any Generico Indemnified Party based upon, arising out of or resulting from the following:

(a) the Alpha Liabilities (including the failure by New Alpha or any other member of the Alpha Group to pay, perform or otherwise discharge the Alpha Liabilities in accordance with their terms and including Third Party Claims to the extent that, if the allegations contained therein were proven true, would be Alpha Liabilities), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Distribution Time;

(b) the enforcement by the Generico Indemnified Parties of their rights to be indemnified, defended and held harmless under this Section 4.03; or

(c) the use by any member of the Alpha Group of any Generico Trademarks;

Section 4.04. Notice of Claims.

Any Generico Indemnified Party or Alpha Indemnified Party seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the Person obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, or a reasonable estimate thereof, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any pending or overtly threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the threat has been communicated or the action or suit is commenced; provided further that, in each case, the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

Section 4.05. Determination of Amount.

(a) In calculating any amount that any Indemnitor is required to pay an Indemnified Party in respect of Indemnifiable Losses provided under this Agreement, there shall be deducted any insurance recovery actually received by or on behalf of such Indemnified Party under any Policy (provided that if the insurance recovery is received following when the indemnity payment is made, the insurance recovery shall be paid over when realized). In determining the amount of any Indemnifiable Losses, such amount shall be (i) reduced to take into account any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment by the Indemnified Party of such Indemnifiable Losses and (ii) increased to take into account any net Tax cost incurred by the Indemnified Party as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the Indemnified Party as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from such Indemnifiable Losses (provided that if the Tax benefit or cost is realized in a Tax period following the period in which the indemnity payment is made, the Tax benefit or cost amount (as the case may be) shall be paid over when realized). It is the intention of the parties to this Agreement that indemnity payments made pursuant to this Agreement are to be treated as relating back to the Cash Contribution as an adjustment to the amount of cash contributed by Gholdco to New Alpha, LLC. The parties to this Agreement shall not take any position inconsistent with such intention before any Tax authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

(b) After the giving of any Claim Notice pursuant to Section 4.04, the amount of indemnification to which an Indemnified Party shall be entitled under this ARTICLE IV shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Indemnifiable Losses suffered by it.

(c) The Indemnitor shall pay all amounts payable pursuant to Section 4.05(b) by wire transfer of immediately available funds promptly, but in no case later than ten (10) days, after the date on which such amount has been finally and conclusively determined.

Section 4.06. Third Party Claims.

(a) If a claim or demand is made against an Indemnified Party, or an Indemnified Party shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (or an Affiliate thereof) as to which an Indemnitor is reasonably likely to be obligated to provide indemnification pursuant to this Agreement (a “Third Party Claim”), such Indemnified Party will notify the Indemnitor in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party will deliver to the Indemnitor, promptly after the Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by or on behalf of the Indemnified Party relating to the Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnitor will be entitled to participate in or to assume the defense thereof (in either case, at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnified Party. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided that, if in the Indemnified Party’s reasonable judgment a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnitor to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties similarly situated) shall be paid by such Indemnitor (to the extent such costs are otherwise indemnifiable hereunder). If the Indemnitor assumes the defense of any Third Party Claim, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor will control such defense. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnified Party copies of all material correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnified Party informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnitor chooses to assume the defense of a Third Party Claim, the parties hereto will cooperate in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor), which cooperation shall include the retention in accordance with this Agreement and (upon the Indemnitor’s request) the provision to the Indemnitor of records and Information that are reasonably relevant to such Third Party Claim, and making employees, officers, directors, and, to the extent practicable, agents available on a mutually convenient basis to provide additional Information and explanation of any material provided hereunder.

(c) No Indemnitor will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned); provided that, if the Indemnitor assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend and that by its terms obligates the Indemnitor to pay the full amount of Indemnifiable Losses in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnified Party and its Affiliates completely from all Liability in connection with such Third Party Claim; provided, however, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge that (i) provides for injunctive or other nonmonetary relief affecting the Indemnified Party or any of its Affiliates, (ii) includes a finding or admission or violation of law, guilt or responsibility of the Indemnified Party or any of its Affiliates, (iii) includes a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (iv) in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party or any of its Affiliates. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(d) In the event of payment in full by an Indemnitor to any Indemnified Party in connection with any Third Party Claim, such Indemnitor will be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnitor in a reasonable manner, and at the cost and expense of such Indemnitor, in prosecuting any subrogated right or claim.

Section 4.07. Exclusive Remedy.

Subject to Section 4.10, Section 4.11 and Section 4.12, this ARTICLE IV shall be the exclusive remedy of the parties following the Distribution Time with respect to matters covered by this ARTICLE IV.

Section 4.08. Limitations.

IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOSS OF REVENUES OR PROFITS), EXEMPLARY OR PUNITIVE DAMAGES ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS ARTICLE IV, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES PAID BY AN INDEMNIFIED PARTY TO A THIRD PERSON IN RESPECT OF A THIRD PARTY CLAIM SHALL NOT BE DEEMED TO BE SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES FOR PURPOSES OF THIS AGREEMENT.

Section 4.09. Survival of Indemnities.

The obligations of each of the Generico Parties and the Alpha Parties under this ARTICLE IV will not terminate at any time and will survive the sale or other transfer by any member of a Group of any Assets or businesses or the assignment by any member of a Group of any Liabilities.

Section 4.10. Exclusivity of Tax Allocation Agreement.

Except for those Tax matters specifically addressed herein or the Employee Matters Agreement, the Tax Allocation Agreement will be the exclusive agreement among the parties with respect to all Tax matters, including indemnification in respect of Tax matters.

Section 4.11. Exclusivity of Employee Matters Agreement.

Except for those employee matters specifically addressed herein or the Tax Allocation Agreement, the Employee Matters Agreement will be the exclusive agreement among the parties with respect to all employee matters.

Section 4.12. Other Transaction Agreements.

Notwithstanding anything to the contrary, nothing in this agreement shall modify or affect the rights, obligations, indemnities, and limitations of the parties under the other Transaction Agreements with respect to the matters addressed therein.

ARTICLE V.

CERTAIN OTHER MATTERS

Section 5.01. Insurance.

(a) Coverage. Subject to the provisions of this Section 5.01, coverage of the Generico Parties under all Policies shall cease as of the Distribution Time. From and after the Distribution Time, the Generico Parties and their Subsidiaries will be responsible for obtaining and maintaining all insurance coverages in their own right. All Policies will be retained by the Alpha Parties, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that the Generico Parties will have the rights in respect of Policies to the extent described in Section 5.01(b).

(b) Rights Under Shared Policies. From and after the Distribution Date, (i) the Generico Parties will have the right to assert claims (and the Alpha Parties will use reasonable best efforts to assist the Generico Parties in asserting claims if so requested) for any loss, liability or damage with respect to the Generico Business under Shared Policies with third party insurers that are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Time to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow; (ii) the Generico Parties will have the right to continue to prosecute claims with respect to the Generico Business properly asserted with the insurer prior to the Distribution Time (and the Alpha Parties will use reasonable best efforts to assist the Generico Parties in connection therewith if so requested) under Shared Policies with third party insurers that are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; (iii) with respect to Shared Policies, the members of the Alpha Group shall request that the underwriters or claims administrators under such policies provide the Generico Parties with detailed loss Information with respect to the Generico Business to the extent required to complete future renewal negotiations and actuarial reviews of the Generico Parties, at no cost to the Generico Parties; and (iv) to the extent that New Alpha, LLC is able to keep members of the Generico Group as named insureds under Claims Made Policies at no expense or other cost (financial or otherwise) to any member of the Alpha Group or any of its Affiliates, which New Alpha, LLC shall use its reasonable best efforts to do, and to the extent permitted by such Claims Made Policies, the Generico Parties may prosecute claims with respect to the Generico Business under such Claims Made Policies arising out of insured incidents occurring from the date of coverage thereunder first commenced until the Distribution Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided that in the case of clauses (i) through (iv), (A) all of the Alpha Parties’ and each of the other members of the Alpha Group’s reasonable out of pocket costs and expenses incurred and payable to third parties in connection with the foregoing are promptly paid by the Generico Parties, (B) the Alpha Parties and the other members of the Alpha Group may, at any time, without liability or obligation to the Generico Parties or any of their Subsidiaries (other than as set forth in Section 5.01(c), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, (D) such claims will be subject to (and recovery thereon will be reduced by the amount of) any payment or reimbursement obligations of the Alpha Parties, any of their Subsidiaries or any Affiliate of the Alpha Parties or any their Subsidiaries in respect thereof and (E) such claims will be subject to exhaustion of existing sublimits and aggregate limits. In the event that claims submitted by the Alpha Parties and the Generico Parties under the Shared Policies exhaust existing policy limits under the Shared Policies in any one policy year, the amount payable under the Shared Policies shall be allocated pro rata based on the amounts paid in satisfaction of those claims or the amounts that would have been paid to satisfy such claims absent exhaustion of policy limits. The Alpha Parties’ obligation to use reasonable best efforts to assist the Generico Parties in asserting claims under applicable Shared Policies will include using reasonable best efforts in assisting the Generico Parties to establish their right to coverage under such Shared Policies (so long as all of the Alpha Parties’ reasonable out-of-pocket costs and expenses in connection therewith are promptly paid by the Generico Parties). None of the Alpha Parties or their Subsidiaries will bear any Liability for the failure of an insurer to pay any claim under any Shared Policy. It is understood that, except to the extent New Alpha, LLC is able to keep members of the Generico Group as named insureds under Claims Made Policies as provided in, and subject to the terms and conditions of, clause (iv) above, any Claims Made Policies will not provide any coverage to the Generico Parties and other members of the Generico Group for incidents occurring prior to the Distribution Time but that are asserted with the insurance carrier after the Distribution Time.

(c) The Alpha Parties Proceedings. In the event that after the Distribution Time the Alpha Parties or any of their Subsidiaries propose to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies (other than Occurrence Based Policies, which may not be amended, commuted, terminated, bought-out, extinguished, or modified) under which the Generico Parties have or may in the future have rights to assert claims pursuant to Section 5.01(b) in a manner that would adversely affect any such rights of the Generico Parties, (i) the Alpha Parties will give the Generico Parties prior notice thereof and consult with the Generico Parties with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of the Alpha Parties) and (ii) the Alpha Parties will pay to the Generico Parties its equitable share (which shall be mutually agreed upon by the Alpha Parties and the Generico Parties, acting reasonably, based on the amount of premiums paid by or allocated to the Generico Business in respect of the applicable Shared Policy), if any, of any net proceeds actually received by the Alpha Parties from the insurer under the applicable Shared Policy as a result of such action by the Alpha Parties (after deducting the Alpha Parties’ reasonable costs and expenses incurred in connection with such action).

(d) Administration From and after the Distribution Time:

(i) one of the Alpha Parties will be responsible for the Claims Administration with respect to claims of the Alpha Parties and their Subsidiaries under Shared Policies; and

(ii) one of the Generico Parties will be responsible for the Claims Administration with respect to claims of the Generico Parties and their Subsidiaries under Shared Policies.

(e) Insurance Premiums. From and after the Distribution Time, the Alpha Parties will pay all premiums, Taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods prior to the Distribution Date.

(f) Agreement for Waiver of Conflict and Shared Defense. In the event that a Shared Policy provides coverage for both the Alpha Parties and/or one of their Subsidiaries, on the one hand, and the Generico Parties and/or one of their Subsidiaries, on the other hand, relating to the same occurrence, the Alpha Parties and the Generico Parties agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Any deductible applicable to such occurrences under such Shared Policies will be allocated between the Alpha Parties and/or one of their Subsidiaries, on the one hand, and the Generico Parties and/or one of their Subsidiaries, on the other hand, on a pro rata basis by claim. Nothing in this Section 5.01(f) will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

(g) Duty to Mitigate Settlements. To the extent that any member of any Group is responsible for the Claims Administration for any claims under any Shared Policies after the Distribution Date, it shall use its reasonable best efforts to mitigate the amount of any settlements of such claims.

Section 5.02. Use of Names.

(a) Subject to Section 5.02(c) below, any material showing any affiliation or connection of any member of the Generico Group with any member of the Alpha Group shall not be used by the Generico Parties or any member of the Generico Group after the Distribution Time, except that the restrictions contained in this Section 5.02(a) shall not apply to filings, reports and other documents required by Applicable Laws or regulations of securities exchanges to be filed and/or made publicly available and shall not apply to any showing of affiliation or conflicts as a result of common directors or stockholders.

(b) Subject to Section 5.02(d) below, any material showing any affiliation or connection of any member of the Alpha Group with any member of the Generico Group shall not be used by the Alpha Parties or any member of the Alpha Group after the Distribution Time, except that the restrictions contained in this Section 5.02(b) shall not apply to filings, reports and other documents required by Applicable Laws or regulations of securities exchanges to be filed and/or made publicly available and shall not apply to any showing of affiliation or conflicts as a result of common directors or stockholders.

(c) The parties agree that, during the period from the Distribution Time until the first anniversary of the Distribution Time (the “Generico Sell-off Period”), the Generico Group shall be entitled to continue to use all trademarks or other source identifiers owned by the members of the Alpha Group (the “Alpha Trademarks”) to the extent that such Alpha Trademarks are contained as of the Distribution Date on any product packaging, business cards, schedules, stationery, displays, signs, Promotional Materials, manuals, forms, computer software and other material used in the Generico Business, without any obligation on the part of the Generico Parties to pay royalties or similar fees to any member of the Alpha Group during the Generico Sell-off Period; provided, however, that such use is in substantially the same manner as prior to the Distribution Time and to the extent that it is used in connection with products and services only for the same products and services in connection with which such use was made by the Generico Parties prior to the Distribution Time and which are of the same quality as the products and services in connection with which the Alpha Trademarks were used prior to the Distribution Time. Notwithstanding the foregoing, the Generico Group may continue to use appropriate Alpha Trademarks in the packaging and labeling of the Generico Products beyond the Generico Sell-off Period to the extent that a Governmental Authorization that is necessary to change the packaging or labeling of any Generico Products has not been obtained. Generico agrees to use commercially reasonable best efforts to obtain such Governmental Authorizations. Subject to the preceding sentences, the Generico Parties agree that, upon termination of the Generico Sell-off Period, the Generico Parties shall and shall cause the other members of the Generico Group to cease and thereafter not make any use of the Alpha Trademarks, except such restriction shall not apply to filings, reports and other documents required by Applicable Laws or regulations of securities exchanges to be filed and/or made publicly available.

(d) The parties agree that, during the period from the Distribution Time until the first anniversary of the Distribution Time (the “Alpha Sell-off Period”), the Alpha Group shall be entitled to continue to use all trademarks or other source identifiers owned by the members of the Generico Group (the “Generico Trademarks”) to the extent that such Generico Trademarks are contained as of the Distribution Date on any product packaging, business cards, schedules, stationery, displays, signs, Promotional Materials, manuals, forms, computer software and other material used in the Alpha Business, without any obligation on the part of the Alpha Parties to pay royalties or similar fees to the Generico Parties during the Alpha Sell-off Period; provided, however, that such use is in substantially the same manner as prior to the Distribution Time and to the extent that it is used in connection with products and services only for the same products and services in connection with which such use was made by the Alpha Parties prior to the Distribution Time and which are of the same quality as the products and services in connection with which the Generico Trademarks were used prior to the Distribution Time. The Alpha Parties agree that, upon termination of the Alpha Sell-off Period, the Alpha Parties shall and shall cause the other members of the Alpha Group to cease and thereafter not make any use of the Generico Trademarks, except such restriction shall not apply to historical references contained in filings, reports and other documents required by Applicable Laws or regulations of securities exchanges to be filed and/or made publicly available.

Section 5.03. Subsequent Transfers.

(a) If following the Distribution Time a member of the Generico Group has knowledge that it possesses or has obtained any Alpha Assets, the Generico Parties shall notify the Alpha Parties thereof and shall cause the prompt transfer of such Alpha Assets to the Alpha Parties for no additional consideration (subject toSection 3.01(j)) to the Alpha Parties; provided that in the event such Alpha Asset shall have been sold, transferred, or otherwise disposed of prior to a member of the Generico Group being aware that it is an Alpha Asset, the Alpha Parties shall be entitled to reimbursement from the Generico Group for the fair market value thereof as of the Distribution Date.

(b) If following the Distribution Time a member of the Alpha Group has knowledge that it possesses or has obtained any Generico Assets, the Alpha Parties shall notify the Generico Parties thereof and the Alpha Parties shall cause the prompt transfer of such Generico Assets to the Generico Parties for no additional consideration (subject to Section 3.01(j)(vi) and Section 3.01(m)) to the Generico Parties; provided that in the event such Generico Asset shall have been sold, transferred, or otherwise disposed of prior to a member of the Alpha Group being aware that it is a Generico Asset, the Generico Parties shall be entitled to reimbursement from the Alpha Group for the fair market value thereof as of the Distribution Date.

(c) It is the intention of the parties to this Agreement that (i) the reimbursement by the Generico Group or the Alpha Group of any amount pursuant to this Section 5.03 shall be treated as relating back to the Generico Contribution and the Alpha Contribution as an adjustment to the Assets contributed to Generico in the Generico Contribution and as owned by New Alpha, LLC immediately prior to the Alpha Contribution and (ii) the recipient of any such reimbursement payment be treated as if it sold, transferred, or otherwise disposed of the Alpha Asset or the Generico Asset, as the case may be. The parties to this Agreement shall not take any position inconsistent with such intention before any Tax authority (and the recipient of any such reimbursement will pay the Tax resulting from the sale, transfer or other disposition of the Alpha Assets or the Generico Asset, as the case may be) except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to any of the parties to this Agreement causes any such reimbursement not to be so treated.

Section 5.04. Reporting Cooperation.

The Alpha Parties and their Subsidiaries shall provide reasonable assistance to the Generico Parties in connection with the collection of Information by Gholdco in connection with the preparation of its SEC reports and filings with respect to periods relating the fiscal year in which the Share Distribution occurs or any fiscal year prior thereto, as provided in the Transition Services Agreement. The Generico Parties and their Subsidiaries shall (and the Alpha Parties shall reimburse them for any reasonable out of pocket costs and expenses incurred and payable to third parties in connection therewith) provide reasonable assistance to the Alpha Parties in connection with the collection of Information by New Alpha in connection with the preparation of its SEC reports and filings with respect to periods relating to the fiscal year in which the Share Distribution occurs.

Section 5.05. Post-Transaction Actions.

(a) New Alpha, LLC. Gholdco will take such actions as are necessary to obtain approval of its stockholders at its first stockholder meeting after the date hereof to allow New Alpha, LLC to amend its limited liability company agreement to remove the requirement that New Alpha, LLC refrain from taking any action (other than the election or removal of directors or managers, managing members or other members of its board of directors) without approval of Gholdco’s stockholders if such action would have required the approval of the stockholders of New Alpha, LLC if New Alpha, LLC was a corporation subject to the Delaware General Corporation Law (including without limitation by including the proposal in its first proxy statement delivered to shareholders for its first shareholder meeting following the date hereof).

(b) Name Change. Immediately following the completion of the Transactions, Gholdco will take such action as is necessary to change its name to APP Pharmaceuticals, Inc. Following such name change, New Alpha will take such action as is necessary to change its name to “Abraxis Bioscience, Inc.”

ARTICLE VI.

ACCESS TO INFORMATION

Section 6.01. Provision of Corporate Records.

Prior to or as promptly as practicable after the Distribution Time, the Alpha Parties shall deliver to the Generico Parties copies of all minute books and other records of meetings of the Board of Directors (and similar governing entities), committees of the Board of Directors (and similar governing entities) and stockholders of each member of the Generico Group, all corporate books and records and other Data and Records of each member of the Generico Group in the Alpha Parties’ possession and the relevant portions (or copies thereof) of all Data and Records in the possession of a member of the Alpha Group that constitute Generico Assets. From and after the Distribution Time, all such books, records and copies shall be the property of the Generico Parties. Prior to or as promptly as practicable after the Distribution Time, the Generico Parties shall deliver to the Alpha Parties all corporate books and records and other Data and Records of each member of the Alpha Group in the Generico Parties’ possession and the relevant portions (or copies thereof) of all Data and Records in the possession of a member of the Alpha Group that constitute Alpha Assets. From and after the Distribution Date, all such books, records and copies shall be the property of the Alpha Parties.

Section 6.02. Access to Information.

(a) From and after the Distribution Date, the Generico Parties will, and will cause each of their Subsidiaries to, to the extent that such Information has not previously been delivered pursuant to Section 6.01 and to the extent such Information relates to pre-Share Distribution events, facts, circumstances, or occurrences, afford to the Alpha Parties and their Representatives (at the Alpha Parties’ expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information (and personnel or advisors possessing any such Information) within the Generico Parties’ possession or control or in the possession or control of one of their Subsidiaries to the extent relating to the Alpha Parties, any of their Subsidiaries or the Alpha

Business, insofar as such access is reasonably required by the Alpha Parties or any of their Subsidiaries, subject to the provisions below regarding Privileged Information. Notwithstanding anything in this Section 6.02(a), the Generico Parties may redact from any Information provided pursuant to this Section 6.02(a) any Information to the extent relating to the Generico Business.

(b) From and after the Distribution Date, the Alpha Parties will, and will cause each of their Subsidiaries to, to the extent that such Information has not previously been delivered pursuant to Section 6.01 and to the extent such Information relates to pre-Share Distribution events, facts, circumstances, or occurrences, afford to the Generico Parties and their Representatives (at the Generico Parties’ expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information (and personnel or advisors possessing any such Information) within the Alpha Parties’ possession or control or in the possession or control of one of their Subsidiaries to the extent relating to the Generico Parties, any of their Subsidiaries or the Generico Business, insofar as such access is reasonably required by the Generico Parties or any of their Subsidiaries, subject to the provisions below regarding Privileged Information. Notwithstanding anything in this Section 6.02(b), the Alpha Parties may redact from any Information provided pursuant to this Section 6.02(b) any Information to the extent relating to the Alpha Business.

(c) Without limiting the foregoing, Information may be requested under this ARTICLE VI for audit, accounting, claims, litigation, insurance, environmental and safety and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

(d) In furtherance of the foregoing:

(i) Each party acknowledges that (A) each of the Generico Parties and the Alpha Parties (and the members of the Generico Group and the Alpha Group, respectively) has or may obtain Privileged Information; (B) there are or may be a number of Proceedings affecting one or more of the members of the Generico Group and the Alpha Group; (C) the parties may have a common legal interest in Proceedings, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information; and (D) each of the Generico Parties and the Alpha Parties intends that the transactions contemplated by the Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(ii) Each of the Generico Parties and the Alpha Parties agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the business of the other Group without providing prompt written notice to and obtaining the prior written consent of the other, which consent will not be unreasonably withheld, delayed or conditioned. In the event of a disagreement between any member of the Generico Group and/or any member of the Alpha Group concerning the reasonableness of withholding such consent, no disclosure will be made prior to a final, nonappealable resolution of such disagreement by a court of competent jurisdiction.

(iii) Upon any member of the Generico Group or any member of the Alpha Group receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Entity or otherwise that requests disclosure of Privileged Information, in each case relating to the business of the other Group, the recipient of the notice will promptly provide to the other party a copy of such notice, the intended response, and all materials or Information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Section 6.02(d)(ii), the parties will cooperate to assert all defenses to disclosure claimed by either Group, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed documents or Information until all legal defenses and claims of privilege have been finally determined.

Section 6.03. Production of Witnesses.

Subject to Section 6.02, after the Distribution Date, each of the Generico Parties and the Alpha Parties will, and will cause each member of the Generico Group and the Alpha Group, respectively, to, make available to the other party and members of such other party’s Group, upon written request and at the cost and expense of the party so requesting, its directors, officers, employees and, to the extent reasonably practicable, agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Proceedings or other proceedings in which the requesting party may from time to time be involved, provided that the same shall not unreasonably interfere with the conduct of business by the Group of which the request is made.

Section 6.04. Retention of Records.

Except as otherwise required by law or agreed to by the parties in writing, if any Information relating to the business, Assets or Liabilities of a member of a Group is retained by a member of the other Group, each of the Generico Parties and the Alpha Parties will, and will cause the members of the Group of which it is a member to, retain for the period required by the applicable records retention policy of the Generico Parties in effect from time to time all such Information in such Group’s possession or under its control. In addition, after the expiration of such required retention period, if any member of either Group wishes to destroy or dispose of any such Information, prior to destroying or disposing of any of such Information, (a) the Generico Parties or the Alpha Parties, on behalf of the member of its Group that is proposing to destroy or dispose of any such Information, will provide no less than thirty (30) days’ prior written notice to the other party, specifying in reasonable detail the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the recipient of such notice requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party whose Group is proposing to destroy or dispose of such Information promptly will arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

Section 6.05. Confidentiality.

Subject to the provisions of Section 6.02, which shall govern Privileged Information, for a seven-year period after the Distribution Date, each of the Generico Parties and the Alpha Parties shall hold, and shall use their reasonable best efforts to cause members of their Group and their Representatives to hold, in strict confidence all Information concerning the other party’s Group or any of its operations, employees, Assets or Liabilities, in its possession or control (including Information known to its employees or agents) or furnished to it by such other party’s Group pursuant to the Transaction Agreements or the transactions contemplated thereby and will not use such Information or release or disclose such Information to any other Person, except members of their Group and their Representatives, who will be bound by the provisions of this Section 6.05; provided, however, that any member of the Generico Group or the Alpha Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person’s counsel, by other requirements of law, regulation or listing standard (in which case the party required to make such disclosure will notify the other party as soon as practicable of such obligation or requirement and cooperate with the other party to limit the Information required to be disclosed and to obtain a protective order or other appropriate remedy with respect to the Information ultimately disclosed) or (b) such Person can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a member of the other party’s Group) prior to its disclosure by such Person; (ii) in the public domain through no fault of such Person; or (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party’s Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror, or on the part of the acquiror. Each of the parties acknowledges that it will be liable for any breach of this Section 6.05 by their Representatives to whom such Information is disclosed by such party. Notwithstanding the foregoing, each of the Generico Parties and the Alpha Parties will be deemed to have satisfied its obligations under this Section 6.05 with respect to preserving the confidentiality of any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

ARTICLE VII.

TERMINATION

Section 7.01. Termination.

This Agreement and all Transaction Agreements may be terminated at any time prior to the Share Distribution by and in the sole discretion of Gholdco without the approval of any other party nor the shareholders of Gholdco.

Section 7.02. Effect of Termination.

In the event of any termination of this Agreement prior to the Distribution Time pursuant to Section 7.01, no party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other party or third party with respect to this Agreement.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01. Entire Agreement; Construction.

This Agreement and the Transaction Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in the Transaction Agreements to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of any Transaction Agreement, the provisions of such Transaction Agreement will control other than with respect to the provisions of ARTICLE III, in which case this Agreement will control.

Section 8.02. Survival of Agreements.

Except as otherwise contemplated by the Transaction Agreements, all covenants and agreements of the parties contained in the Transaction Agreements will remain in full force and effect and survive the Distribution Time.

Section 8.03. Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 8.04. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon confirmation of receipt if delivered by facsimile, (iii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iv) when received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to New Alpha, LLC or to New Alpha, or prior to the Share Distribution, Generico or Gholdco:

Abraxis BioScience, Inc.

11755 Wilshire Boulevard

Suite 2000

Los Angeles, CA 90025

Fax: (310) 883-3138

Attention: General Counsel

(b)	if to Generico or Gholdco, to:

APP Pharmaceuticals, Inc.,

1501 East Woodfield Road, Suite 300E

Schaumburg, Illinois 60173

Fax: (847) 413-2652

Attention: President

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 8.05. Expenses.

Except as otherwise provided in this Agreement, the Transaction Agreements or any other agreement between the parties relating to the Debt Financing and Share Distribution, Generico will bear all of the expenses of all of the Generico Parties and the Alpha Parties incurred in connection with the Transactions.

Section 8.06. Consent to Jurisdiction.

Each of the Generico Parties and the Alpha Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of the Generico Parties and the Alpha Parties hereby irrevocably submits with regard to any such action or proceeding for themselves and in respect to their property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Generico Parties and the Alpha Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.07. Amendments.

This Agreement cannot be amended except by a written agreement executed by the Generico Parties and the Alpha Parties.

Section 8.08. Assignment.

No party to this Agreement will (or permit any of the members of its Group to) convey, assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other parties in their sole and absolute discretion; provided that any of the Generico Parties and the Alpha Parties may assign this Agreement and all of its rights hereunder to its lenders and debt providers for collateral security purposes. Any conveyance, assignment or transfer requiring the prior written consent of the other parties pursuant to this Section 8.08 that is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder. Notwithstanding the foregoing, after the Distribution Date, either party may assign or sublicense any portion or this Agreement and any of its rights hereunder to any purchaser of all or any part of the Generico Assets or Generico Business or the Alpha Assets or the Alpha Business, as the case may be.

Section 8.09. Captions; Currency.

The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States Dollars.

Section 8.10. Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 8.11. Parties in Interest.

This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.

Section 8.12. Schedules.

All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

Section 8.13. Waivers; Remedies.

Any agreement on the part of a party hereto to waive or consent to the performance by the other party of any of its covenants or agreements hereunder shall be valid only if set forth in a written instrument signed on behalf of such party. Any waiver that is made in contravention of this Section 8.13 will be void ab initio. No failure or delay on the part of either the Generico Parties or the Alpha Parties in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either the Generico Parties or the Alpha Parties of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 8.14. Further Assurances.

From time to time after the Distribution Date, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such actions as the requesting party may reasonably request to consummate the transactions contemplated by the Transaction Agreements.

Section 8.15. Counterparts.

This Agreement may be executed in separate counterparts (including by facsimile or electronic delivery), each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 8.16. Performance.

The Generico Parties will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of their Subsidiaries. The Alpha Parties will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of their Subsidiaries.

Section 8.17. Interpretation.

Any reference herein to any federal, state, local or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof”, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

Section 8.18. Limited Liability.

Except as expressly provided in the Transaction Agreements and notwithstanding any other provision of this Agreement, no individual who is a director, employee or officer of the Alpha Parties or the Generico Parties, in their capacity as such, shall have any liability in respect of or relating to the covenants or obligations of such parties under this Agreement or any Transaction Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of the Alpha Parties and the Generico Parties, for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to Applicable Law.

Section 8.19. Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to pursue specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.20. Mutual Drafting.

This Agreement and the Transaction Agreements shall be deemed to be the joint work product of the Generico Parties and the Alpha Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

APP PHARMACEUTICALS, INC. (f/k/a GENERICO HOLDINGS, INC.)

By:	/s/ Patrick Soon-Shiong
Name:	Patrick Soon-Shiong
Title:	CEO

APP PHARMACEUTICALS, LLC

By:	/s/ Patrick Soon-Shiong
Name:	Patrick Soon-Shiong
Title:	CEO

ABRAXIS BIOSCIENCE, LLC

By:	/s/ Patrick Soon-Shiong
Name:	Patrick Soon-Shiong
Title:	CEO

NEW ABRAXIS, INC.

By:	/s/ Patrick Soon-Shiong
Name:	Patrick Soon-Shiong
Title:	CEO